Exhibit 4.1

EXECUTION COPY

WEINGARTEN REALTY INVESTORS,

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

(FORMERLY, TEXAS COMMERCE BANK NATIONAL ASSOCIATION),

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 2, 2006

3.95% Convertible Senior Notes due 2026

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is entered into as of August 2, 2006 between WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust (the “Company”), having its principal place of business at 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008, and JPMorgan Chase Bank, National Association (formerly Texas Commerce Bank National Association), a national banking association duly organized and existing under the laws of the United States, as Trustee hereunder (the “Trustee”), having its Corporate Trust Office at 600 Travis, Suite 1150, Houston, Texas 77002.

WHEREAS, the Company and the Trustee entered into that certain Indenture dated as of May 1, 1995 (the “Original Indenture”), relating to the Company’s senior debt securities;

WHEREAS, pursuant to Section 901 of the Indenture, the Company and the Trustee may enter into supplemental indentures to establish the terms and provisions of a series of Securities issued pursuant to the Indenture;

WHEREAS, pursuant to Section 301 of the Indenture, the Company and the Trustee desire to establish the terms of a series of Securities entitled the “3.95% Convertible Senior Notes due 2026” (the “Notes”); and

WHEREAS, the Company and the Trustee have duly authorized the execution and delivery of this instrument to establish the terms of the Notes set forth herein and have done all things necessary to make this instrument (together with the Original Indenture, the “Indenture”) a valid agreement of the parties hereto, in accordance with its terms;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Securities, the Company and the Trustee agree as follows:

ARTICLE ONE
DEFINITIONS

Section 1.01.  Definitions. Capitalized terms used in this instrument and not otherwise defined herein shall have the meanings assigned to such terms in the Original Indenture, as supplemented by the First Supplemental Indenture, or in the form of Note attached as Exhibit A hereto.

“Additional Notes” has the meaning provided in Section 2.02 hereof.

“Additional Interest” has the meaning specified for Liquidated Damages in the Registration Rights Agreement.

“Additional Interest Notice” has the meaning specified in Section 2.27.

“Additional Shares” has the meaning specified in Section 2.10.

“Applicable Conversion Period” means, with respect to a conversion of Notes, the 10 consecutive Trading Day period commencing on the third Trading Day following the date the Notes are tendered for conversion.

“Average Price” means, with respect to a conversion of Notes, an amount equal to the average of the Closing Sale Prices of Common Shares for each Trading Day in the Applicable Conversion Period.

“Business Day” means, with respect to any Note, any day, other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

“Change in Control” means the occurrence at any time any of the following events: (1) consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to Common Shares, a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Company or a sale, lease or other transfer of all or substantially all of the consolidated assets of the Company) or a series of related transactions or events pursuant to which all of the outstanding Common Shares are exchanged for, converted into or constitute solely the right to receive, cash, securities or other property; (2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Company or any majority-owned subsidiary of the Company or any employee benefit plan of the Company or such subsidiary, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of shares of beneficial interest of the Company then outstanding entitled to vote generally in elections of the Company’s trust managers; or (3) during any period of 12 consecutive months after the date of original issuance of the Notes, persons who at the beginning of such 12-month period constituted the Board of Trust Managers of the Company, together with any new persons whose election was approved by a vote of a majority of the persons then still comprising the Board of Trust Managers of the Company who were either members of the Board of Trust Managers of the Company at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Trust Managers of the Company. Notwithstanding the foregoing, even if any of the events specified in the preceding clauses (1) through (3) have occurred, except as specified in clause (x), a Change in Control will not be deemed to have occurred if either: (x) the Closing Sale Price per Common Share for any five Trading Days within (i) the period of 10 consecutive Trading Days ending immediately after the later of the Change in Control or the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital shares, or (ii) the period of 10 consecutive Trading Days ending immediately after the Change in Control, in the case of a Change in Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the Conversion Price applicable to the Notes in effect on each of those Trading Days; provided, however, that the exception to the definition of “Change in Control” specified in this clause (x) shall not apply in the context of a Change in Control for purposes of Section 2.10 or Section 2.11(d); or (y) at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger, consolidation or other transaction otherwise constituting a Change in Control consists of common shares (or depositary receipts or other certificates representing common equity interests) traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following such merger, consolidation or other transaction) and as a result of the merger, consolidation or other transaction the Notes become exchangeable into such common shares (or depositary receipts or other certificates representing common equity interests). For the purposes of this definition, “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Change in Control Purchase Date” has the meaning provided in Section 2.09 hereof.

“Change in Control Purchase Notice” has the meaning provided in Section 2.09 hereof.

“Change in Control Purchase Price” has the meaning provided in Section 2.09 hereof.

“Closing Sale Price” of the Common Shares or other capital shares or similar equity interests or other publicly traded securities on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal U.S. securities exchange on which the Common Shares or such other capital shares or similar equity interests or other securities are traded or, if the Common Shares or such other capital shares or similar equity interests or other securities are not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market or by the National Quotation Bureau Incorporated or another established over-the-counter trading market in the United States. The Closing Sale Price shall be determined without regard to after-hours trading or extended market making. In the absence of the foregoing, the Company shall determine the Closing Sale Price on such basis as it considers appropriate.

“Common Shares” means common shares of beneficial interest, par value $0.03 per share, of the Company.

“Company” has the meaning provided in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Company Notice” has the meaning provided in Section 2.09 hereof.

“Conversion Agent” means the office or agency designated by the Company where the Notes may be presented for conversion.

“Conversion Price” means, as of any date of determination, for $1,000 principal amount of Notes, the quotient of $1,000 divided by the Conversion Rate in effect as of such date, rounded to the nearest $0.01, with $0.005 rounded upward.

“Conversion Rate” means the number of Common Shares by reference to which the Conversion Value shall be determined, which shall be initially 20.3770 Common Shares for each $1,000 principal amount of Notes and as the same shall be adjusted from time to time in accordance with the provisions hereof and of the Notes.

“Conversion Value” means, for each $1,000 principal amount of Notes, the product of (a) the applicable Conversion Rate, multiplied by (b) the Average Price.

“Daily Share Amount” has the meaning provided in Section 2.12 hereof.

“Depositary” has the meaning provided in Section 2.03 hereof.

“Effective Date” has the meaning specified in Section 2.10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Time” has the meaning specified in Section 2.14.

“Initial Purchasers” means each of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (each, an “Initial Purchaser”).

“interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes, including Additional Interest, if any, payable under the terms of the Registration Rights Agreement.

“Indenture” has the meaning provided in the preamble of this instrument.

“Interest Payment Date” has the meaning provided in Section 2.05 hereof.

“Net Amount” has the meaning provided in Section 2.12 hereof.

“Net Cash Amount” has the meaning provided in Section 2.12 hereof.

“Net Shares” has the meaning provided in Section 2.12 hereof.

“Notes” has the meaning provided in Section 2.01 hereof which shall be substantially in the form attached as Exhibit A hereto.

“Optional Repurchase Date” has the meaning provided in Section 2.08 hereof.

“Optional Repurchase Notice” has the meaning provided in Section 2.08 hereof.

“Optional Repurchase Price” has the meaning provided in Section 2.08 hereof.

“PORTALSM Market” means The PORTAL Market operated by the Nasdaq Stock Market or any successor thereto.

“Principal Return” has the meaning provided in Section 2.12 hereof.

“Purchase Agreement” means the Purchase Agreement, dated July 28, 2006, between the Company and the Initial Purchasers.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 2.07 hereof, the date fixed for such redemption in accordance with the provisions of Section 2.07 hereof.

“Redemption Price” has the meaning provided in Section 2.07 hereof.

“Reference Dividend” has the meaning specified in Section 2.14.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 2, 2006, between the Company and the Initial Purchasers, as amended from time to time in accordance with its terms.

“Regular Record Date” has the meaning provided in Section 2.05 hereof.

“Restricted Securities” has the meaning specified in Section 2.24.

“Rule 144A” means Rule 144A as promulgated under the Securities Act as it may be amended from time to time hereafter.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Price” has the meaning specified in Section 2.10.

“Spin-Off” has the meaning specified in Section 2.14.

“Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the Nasdaq National Market or, if the Common Shares are not then quoted on the Nasdaq National Market, on the principal other market on which Common Shares are then traded.

“Trading Price” means, with respect to the Notes on any date of determination, the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the Trustee for a $5,000,000 principal amount of Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers selected by the Company, which may include one or more of the Initial Purchasers or any successor to such entities. If at least two such bids cannot reasonably be obtained by the Trustee, but one such bid can reasonably be obtained by the Trustee, then one bid shall be used. If the Trustee cannot reasonably obtain at least one bid for a $5,000,000 principal amount of Notes from a nationally recognized securities dealer or, in the reasonable judgment of the Company, the bid quotations are not indicative of the secondary market value of the Notes, then the Trading Price per $1,000 principal amount of Notes shall be deemed to be less than 98% of the product of the Closing Sale Price of the Common Shares and the Conversion Rate on such determination date.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

ARTICLE TWO
TERMS

Section 2.01.  Title. The Notes shall constitute a series of Securities designated as the “3.95% Convertible Senior Notes due 2026” of the Company.

Section 2.02.  Aggregate Principal Amount. The aggregate principal amount of Notes which may be authenticated and delivered under the Indenture is initially limited in aggregate principal amount to $575,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1203 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered thereunder; provided that the Company may from time to time, without the consent of the Holders of the Notes, increase the principal amount of the Notes by issuing additional Securities in the future (the “Additional Notes”) having the same terms and ranking equally and ratably with the Notes in all respects and with the same CUSIP number as the Notes, except for the difference in the issue price and interest accrued prior to the issue date of such Additional Notes, provided that such Additional Notes constitute part of the same issue as the Notes for U.S. federal income tax purposes. Any Additional Notes will be treated as a single series with the Notes under the Indenture and shall have the same terms as to status, redemption, repurchase, conversion and otherwise as the Notes.

Section 2.03.  Registered Securities in Book-Entry Form. The Notes shall be issuable in the form of one or more global Securities registered in the name of The Depository Trust Company’s nominee, and shall be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”). The Notes may be surrendered for registration of transfer and for conversion at the office or agency of the Company (including the Trustee) maintained for such purpose in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by the Company for such purpose.

Section 2.04.  Stated Maturity of Principal. The Stated Maturity of the principal of the Notes shall be August 1, 2026.

Section 2.05.  Interest. The Notes shall bear interest at the rate of 3.95% per annum from August 2, 2006, or from the most recent Interest Payment Date to which interest has been paid or provided for, as the case may be, and will be payable semi-annually in arrears on February 1 and August 1 of each year (each, an “Interest Payment Date”), commencing on February 1, 2007, until the principal thereof is paid or duly made available for payment, to the Persons in whose names such Notes are registered at the close of business on the January 15 or July 15 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date (each, a “Regular Record Date”). Interest payable on each Interest Payment Date shall equal the amount of interest accrued for the period commencing on and including the immediately preceding Interest Payment Date in respect of which interest has been paid (or commencing on and including August 2, 2006, if no interest has been paid) and ending on and including the day immediately preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If the Company shall redeem the Notes in accordance with the provisions of Section 2.07 hereof, or if a Holder shall surrender a Note for repurchase by the Company in accordance with the provisions of 2.08 or 2.09 hereof, subject to the next succeeding sentence, accrued and unpaid interest (including Additional Interest, if any) shall be payable to each Holder that shall have surrendered such Note for redemption or repurchase, as the case may be. However, if an Interest Payment Date shall fall on or prior to the Redemption Date or Optional Repurchase Date or Change in Control Purchase Date, as the case may be, for a Note, accrued and unpaid interest (including Additional Interest, if any) due on such Interest Payment Date shall be payable instead to the Person in whose name such Note is registered at the close of business on the related Regular Record Date.

Section 2.06.  Place of Payment. The principal of and the interest on the Notes shall be payable at the office or agency of the Company (including the Trustee) maintained for such purpose in the Borough of Manhattan, The City of New York in the in the manner specified in the Indenture.

Section 2.07.  Redemption. The Company shall not have the right to redeem any Notes prior to August 4, 2011, except to preserve the Company’s status as a real estate investment trust. If, at any time, the Company determines it is necessary to redeem the Notes in order to preserve the Company’s status as a real estate investment trust, the Company may, upon not less than 30 nor more than 60 days’ prior written notice by mail to the Holders of the Notes, redeem the Notes in whole or in part, for cash equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest (including Additional Interest, if any) accrued thereon to the Redemption Date. In such case, the Company shall provide the Trustee with an Officers’ Certificate evidencing that the Board of Trust Managers of the Company has, in good faith, made the determination that it is necessary to redeem the Notes in order to preserve the Company’s status as a real estate investment trust.

The Company shall have the right to redeem the Notes, in whole or in part at any time or from time to time, on or after August 4, 2011 upon not less than 30 nor more than 60 days’ prior written notice by mail to the Holders of the Notes, at a redemption price (“Redemption Price”) for cash equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest (and Additional Interest, if any) accrued thereon to the Redemption Date. If less than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed (in principal amounts of $1,000 and integral multiples thereof) on a pro rata basis or by such other method the Trustee considers fair and appropriate. The Trustee shall make the selection at least 30 days but not more than 60 days before the Redemption Date from Outstanding Notes not previously called for redemption. Notes and portions of the principal amount thereof selected for redemption shall be in integral multiples of $1,000. The Trustee shall notify the Company promptly of the Notes or portions of the principal amount thereof to be redeemed. If the Trustee selects a portion of a Note for partial redemption and a Holder converts a portion of the same Note in accordance with the provisions of Section 2.11 hereof before termination of the conversion right with respect to the portion of the Note so selected, the converted portion of such Note shall be deemed to be from the portion selected for redemption. Notes that have been converted during a selection of Notes to be redeemed shall be treated by the Trustee as Outstanding for the purpose of such selection.

In the event of any redemption in part, the Company shall not be required to: (i) issue or register the transfer or exchange of any Note during a period beginning at the opening of business 15 days before any selection of Notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of Notes to be so redeemed, or (ii) register the transfer or exchange of any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

In addition to those matters set forth in Section 1104 of the Indenture, a notice of redemption sent to the Holders of Notes to be redeemed in accordance with the provisions of the two preceding paragraphs shall state:

(a)  the name of the Paying Agent and Conversion Agent;

(b)  the then current Conversion Rate;

(c)  that Notes called for redemption may be converted at any time prior to the close of business on the third Business Day immediately preceding the Redemption Date; and

(d)  that Holders who wish to convert Notes must comply with the procedures relating thereto specified in Section 2.13 hereof.

Section 2.08.  Repurchase Rights. A Holder of Notes shall have the right to require the Company to repurchase such Holder’s Notes, in whole or in part (in principal amounts of $1,000 or an integral multiple thereof), on each of August 1, 2011, August 1, 2016 and August 1, 2021 (each, an “Optional Repurchase Date”) for cash equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest (including Additional Interest, if any) accrued thereon to the Optional Repurchase Date (such amount, the “Optional Repurchase Price”), subject to satisfaction by or on behalf of the Holder of the requirements set forth below.

On or before to the 30th day prior to each Optional Repurchase Date, the Company shall provide a written notice by first-class mail to the Trustee, any Paying Agent and all Holders (and to beneficial owners as required by applicable law). The notice shall include a form of Optional Repurchase Notice to be completed by the Holder and shall state:

(a)  the date by which the Optional Repurchase Notice must be delivered to the Paying Agent;

(b)  the Optional Repurchase Date;

(c)  the Optional Repurchase Price;

(d)  the name and address of the Trustee, the Paying Agent and the Conversion Agent;

(e)  that Notes must be surrendered to the Paying Agent to collect payment of the Optional Repurchase Price;

(f)  that the Optional Repurchase Price for any Note as to which an Optional Repurchase Notice has been duly given will be paid within two Business Days after the later of the Optional Repurchase Date or the time at which such Notes are surrendered for repurchase;

(g)  that, unless the Company defaults in making payment of the Optional Repurchase Price, interest on Notes surrendered for repurchase will cease to accrue on and after the Optional Repurchase Date;

(h)  that Notes in respect of which an Optional Repurchase Notice is provided by a Holder shall not be convertible in accordance with their terms even if otherwise convertible unless such Holder validly withdraws such Optional Repurchase Notice in accordance with the provisions of this Section 2.08; and

(i)  the CUSIP number of the Notes.

The Company shall also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the information specified in such notice or publish such information in a newspaper of general circulation in The City of New York or on the Company’s website, or through such other public medium as the Company shall deem appropriate at such time.

A Holder may exercise its rights specified in this Section 2.08 upon delivery of a written notice of repurchase (an “Optional Repurchase Notice”) to the Paying Agent during the period beginning at any time from the opening of business on the date that is 30 days prior to the applicable Optional Repurchase Date until the close of business on the third Business Day prior to such Optional Repurchase Date, stating:

(a) if such Notes are in certificated form, the certificate number(s) of the Notes which the Holder will deliver to be repurchased;

(b) the portion of the principal amount of the Notes to be repurchased, in integral multiples of $1,000, provided that the remaining principal amount of Notes is in an authorized denomination; and

(c) that such Notes shall be repurchased pursuant to the applicable provisions hereof and the Notes.

The Paying Agent shall promptly notify the Company in writing of the receipt by it of any Optional Repurchase Notice.

Book-entry transfer of Notes in book-entry form in compliance with appropriate procedures of the Depositary or delivery of Notes in certificated form, together with all necessary endorsements, to the Paying Agent on or after the Optional Repurchase Date at the offices of the Paying Agent shall be a condition to the receipt by the Holder of the Optional Repurchase Price therefor. Holders electing to require the Company to repurchase Notes must effect such transfer or delivery to the Paying Agent prior to the Optional Repurchase Date to receive payment of the Optional Repurchase Price on or within two Business Days after the

Optional Repurchase Date. The Company shall pay the Optional Repurchase Price within two Business Days after the later of the Optional Repurchase Date or the time of such transfer or delivery of the Notes.

An Optional Repurchase Notice may be withdrawn in whole or in part by a Holder by means of a written notice of withdrawal delivered to the office of the Paying Agent prior to the close of business on the third Business Day prior to the Optional Repurchase Date specifying:

(a) the Holder’s name;

(b) the principal amount of Notes in respect of which the Optional Repurchase Notice is being withdrawn, which must be an integral multiple of $1,000;

(c) if the Notes subject to the notice of withdrawal are in certificated form, the certificate number(s) of all Notes subject to the notice of withdrawal; and

(d) the principal amount of Notes, if any, that remains subject to the Optional Repurchase Notice, which must be an integral multiple of $1,000.

If Notes subject to the notice of withdrawal are in book-entry form, the above notices must also comply with the applicable procedures of the Depositary.

On or before 10:00 a.m. (New York City time) on the Optional Repurchase Date, the Company shall deposit with the Paying Agent (or if the Company or an Affiliate of the Company is acting as the Paying Agent, shall segregate and hold in trust) money sufficient to pay the aggregate Optional Repurchase Price of the Notes to be repurchased pursuant to this Section 2.08. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Optional Repurchase Price of such Notes on the Optional Repurchase Date, then on and after such date, such Notes shall cease to be Outstanding and interest on such Notes shall cease to accrue, and all rights of the Holder of such Notes shall terminate (other than the right to receive the Optional Repurchase Price after delivery or transfer of the Notes). Such will be the case whether or not book-entry transfer of the Notes in book-entry form is made and whether or not Notes in certificated form, together with the necessary endorsements, are delivered to the Paying Agent.

Notwithstanding the foregoing, no Notes may be repurchased by the Company in accordance with the provisions of this Section 2.08 if there has occurred and is continuing an Event of Default with respect to the Notes (other than a default in the payment of the Optional Repurchase Price).

To the extent legally required in connection with a repurchase of Notes, the Company shall comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other schedule required under the Exchange Act.

The Company may arrange for a third party to purchase Notes for which the Company has received a valid Optional Repurchase Notice that has not been properly withdrawn, in the manner and otherwise in compliance with the requirements set forth herein and in the Notes. If a third party purchases any Notes under such circumstances, then interest will continue to accrue on the Notes and such Notes will continue to be Outstanding after the Optional Repurchase Date for all purposes of the Indenture and will be fungible with all other Notes then Outstanding.

Section 2.09.  Repurchase at Option of Holders upon a Change in Control. If a Change in Control occurs at any time on or prior to August 4, 2011, a Holder of Notes shall have the right to require the Company to repurchase such Holder’s Notes, in whole or in part (in principal amounts of $1,000 or an integral multiple thereof) for cash equal to 100% of the principal amount of the Notes to be repurchased, plus unpaid interest (including Additional Interest, if any) accrued thereon to the Change in Control Purchase Date (such amount, the “Change in Control Purchase Price”), subject to satisfaction by or on behalf of the Holder of the requirements set forth below. If a Change in Control occurs after August 4, 2011, Holders of Notes will not have any right to require the Company to repurchase its Notes, except in accordance with Section 2.08.

Within 20 days after the occurrence of a Change in Control, the Company shall mail a written notice of the particular Change in Control and of the repurchase right arising as a result of such Change in Control (the “Company Notice”) by first-class mail to the Trustee, any Paying Agent and to each Holder (and to beneficial owners as required by applicable law). The notice shall include a form of Change in Control Purchase Notice to be completed by the Holder and shall state:

(a)  briefly, the events causing a Change in Control and the date of such Change in Control;

(b)  the date by which the Change in Control Purchase Notice must be delivered to the Paying Agent;

(c)  the date on which the Company will repurchase Notes upon a Change in Control, which must be not less than 15 days nor more than 30 days after the date of the Company Notice (such date, the “Change in Control Purchase Date”);

(d)  the Change in Control Purchase Price;

(e)  the name and address of the Trustee, the Paying Agent and the Conversion Agent;

(f)  that Notes in respect of which a Change in Control Purchase Notice is provided by a Holder shall not be convertible unless such Holder validly withdraws such Change in Control Purchase Notice in accordance with the provisions of this Section 2.09;

(g)  that Notes must be surrendered to the Paying Agent to collect payment of the Change in Control Purchase Price;

(h)  that the Change in Control Purchase Price for any Note as to which a Change in Control Purchase Notice has been duly given will be paid within two Business Days after the later of the Change in Control Purchase Date or the time at which such Notes are surrendered for repurchase;

(i)  that, unless the Company defaults in making payment of the Change in Control Purchase Price, interest on Notes surrendered for repurchase will cease to accrue on and after the Change in Control Purchase Date; and

(j)  the CUSIP number of the Notes.

The Company shall also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News announcing the occurrence of such Change in Control or publish such information in a newspaper of general circulation in The City of New York or on the Company’s website, or through such other public medium as the Company shall deem appropriate at such time.

A Holder may exercise its rights specified in this Section 2.09 upon delivery of a written notice of such Holder’s exercise of its repurchase right (a “Change in Control Purchase Notice”) to the Paying Agent at any time prior to the close of business on the third Business Day prior to the Change in Control Purchase Date, stating:

(a) if such Notes are in certificated form, the certificate number(s) of the Notes which the Holder will deliver to be repurchased;

(b) the portion of the principal amount of the Notes to be repurchased, in multiples of $1,000, provided that the remaining principal amount of Notes is in an authorized denomination; and

(c) that such Note shall be repurchased pursuant to the applicable provisions hereof and of the Notes.

The Paying Agent shall promptly notify the Company in writing of the receipt by it of any Change in Control Purchase Notice.

Book-entry transfer of Notes in book-entry form in compliance with appropriate procedures of the Depositary or delivery of Notes in certificated form (together with all necessary endorsements) to the Paying Agent on or after the Change in Control Purchase Date at the offices of the Paying Agent shall be a condition to the receipt by the Holder of the Change in Control Purchase Price therefor. Holders electing to require the Company to repurchase Notes must effect such transfer or delivery to the Paying Agent prior to the Change in Control Purchase Date to receive payment of the Change in Control Purchase Price on or within two Business Days after the Change in Control Purchase Date. The Company shall pay the Change in Control Purchase Price within two Business Days after the later of the Change in Control Purchase Date or the time of such transfer or delivery of the Notes.

A Change in Control Purchase Notice may be withdrawn in whole or in part by a Holder by means of a written notice of withdrawal delivered to the office of the Paying Agent prior to the close of business on the third Business Day prior to the Change in Control Purchase Date specifying:

(a) the Holder’s name;

(b) the principal amount of Notes in respect of which the Change in Control Purchase Notice is being withdrawn, which must be an integral multiple of $1,000;

(c) if the Notes subject to the notice of withdrawal are in certificated form, the certificate number(s) of all Notes subject to the notice of withdrawal; and

(d) the principal amount of Notes, if any, that remains subject to the Change in Control Purchase Notice, which must be an integral multiple of $1,000.

If Notes subject to the notice of withdrawal are in book-entry form, the above notices must also comply with the applicable procedures of the Depositary.

On or before 10:00 a.m. (New York City time) on the Change in Control Purchase Date, the Company shall deposit with the Paying Agent (or if the Company or an Affiliate of the Company is acting as the Paying Agent, shall segregate and hold in trust) money sufficient to pay the aggregate Change in Control Purchase Price of the Notes to be repurchased pursuant to this Section 2.09. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of such Notes on the Change in Control Purchase Date, then, on and after such date, such Notes shall cease to be Outstanding and interest on such Notes shall cease to accrue and all rights of the Holders of such Notes shall terminate (other than the right to receive the Change in Control Purchase Price after delivery or transfer of the Notes). Such will be the case whether or not book-entry transfer of the Notes in book-entry form is made and whether or not Notes in certificated form, together with the necessary endorsements, are delivered to the Paying Agent.

Notwithstanding the foregoing, no Notes may be repurchased by the Company in accordance with the provisions of this Section 2.09 if there has occurred and is continuing an Event of Default with respect to the Notes (other than a default in the payment of the Change in Control Purchase Price).

To the extent legally required in connection with a repurchase of Notes, the Company shall comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other schedule required under the Exchange Act.

The Company may arrange for a third party to purchase Notes for which the Company has received a valid Change in Control Purchase Notice that has not been properly withdrawn, in the manner and otherwise in compliance with the requirements set forth herein and in the Notes. If a third party purchases any Notes under such circumstances, then interest will continue to accrue on the Notes and such Notes will continue to be Outstanding after the Change in Control Purchase Date for all purposes of the Indenture and will be fungible with all other Notes then Outstanding.

Section 2.10.  Make Whole Amount. If a Change in Control occurs on or prior to August 4, 2011 as a result of a transaction or event described in clauses (1) or (2) of the definition of Change in Control and a Holder elects to convert its Notes in connection with such Change in Control pursuant to Section 2.11(d) hereof, the Company shall increase the applicable Conversion Rate for such Notes surrendered for conversion by a number of additional Common Shares (the

“Additional Shares”) as specified below. A conversion of Notes shall be deemed for these purposes to be “in connection with” such a Change in Control if the notice of conversion of the Notes is received by the Conversion Agent on any date from and including the date that is the Effective Date (as defined below) of such Change in Control up to and including the 30th Business Day following the Effective Date of such Change in Control.

The number of Additional Shares will be determined by reference to the table below and is based on the date on which such Change in Control transaction becomes effective (the “Effective Date”) and the price (the “Share Price”) paid per Common Share in such Change in Control transaction. If holders of Common Shares receive only cash in a Change in Control transaction, the Share Price shall be the cash amount paid per Common Share. In all other cases, the Share Price shall be the average of the Closing Sale Prices of the Common Shares on the 10 consecutive Trading Days up to but excluding the Effective Date.

The Share Prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the Conversion Rate of the Notes is adjusted. The adjusted Share Prices will equal the Share Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Share Price adjustment and the denominator of which is the Conversion Rate as so adjusted. In addition, the number of Additional Shares will be subject to adjustment in the same manner as the Conversion Rate in accordance with the provisions of Section 2.14 hereof.

The following table sets forth the Share Price and number of Additional Shares to be received per $1,000 principal amount of Notes:

Effective Date	Share Price
	$39.26	$42.50	$45.00	$47.50	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00
August 2, 2006	5.0942	3.8996	3.1466	2.5348	2.0376	1.3060	0.8240	0.5074	0.3003	0.1659	0.0797	0.0256
August 1, 2007	5.0942	3.8135	3.0371	2.4108	1.9067	1.1774	0.7106	0.4145	0.2284	0.1131	0.0433	0.0022
August 1, 2008	5.0942	3.6925	2.8847	2.2400	1.7283	1.0075	0.5671	0.3029	0.1477	0.0586	0.0089	0.0000
August 1, 2009	5.0942	3.5117	2.6552	1.9830	1.4623	0.7630	0.3718	0.1620	0.0541	0.0008	0.0000	0.0000
August 1, 2010	5.0942	3.2525	2.2928	1.5603	1.0222	0.3860	0.1147	0.0152	0.0000	0.0000	0.0000	0.0000
August 4, 2011	5.0942	3.1686	1.8605	0.6901	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Share Prices and Effective Dates may not be set forth in the table, in which case:

(a)  if the Share Price is between two Share Price amounts in the table or the Effective Date is between two dates in the table, the Additional Shares will be determined by straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Price amounts and the two dates, as applicable, based on a 365-day year;

(b)  if the Share Price is in excess of $85.00 per Common Share (subject to adjustment as specified in the second preceding paragraph), no Additional Shares will be issued upon a conversion of Notes; and

(c)  if the Share Price is less than $39.26 per Common Share (subject to adjustment as specified in the second preceding paragraph), no Additional Shares will be issued upon a conversion of Notes.

Notwithstanding the foregoing, in no event shall the total number of Common Shares issuable upon a conversion of Notes exceed 25.4712 shares per $1,000 principal amount of Notes, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 2.14 hereof.

Section 2.11.  Conversion Rights.

Subject to the restrictions on ownership of the Common Shares as set forth in Section 2.15 hereof and to the conditions set forth herein, Holders may surrender their Notes for conversion for cash, Common Shares or a combination of cash and Common Shares, at the Company’s option, at the applicable Conversion Rate prior to the close of business on the second Business Day immediately preceding the Stated Maturity of the Notes at any time on or after August 1, 2025 and also under any of the circumstances set forth in this Section 2.11.

(a) Conversion Upon Satisfaction of Market Price Condition. A Holder may surrender any of its Notes for conversion during any calendar quarter beginning after December 31, 2006 (and only during such calendar quarter) if, and only if, the Closing Sale Price of the Common Shares for at least 20 Trading Days (whether or not consecutive) in the period of 30 consecutive Trading Days ending on the last Trading Day of the preceding calendar quarter is more than 130% of the Conversion Price per Common Share in effect on the applicable Trading Day. The Board of Trust Managers of the Company shall make appropriate adjustments, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the ex-dividend date of the event occurs, during that 30 consecutive Trading-Day period.

(b) Conversion Upon Satisfaction of Trading Price Condition. A Holder may surrender any of its Notes for conversion during the five consecutive Trading Day period following any five consecutive Trading Days in which the Trading Price per $1,000 principal amount of Notes (as determined following a reasonable request by a Holder of the Notes) was less than 98% of the product of the Closing Sale Price of the Common Shares multiplied by the Conversion Rate.

The Trustee shall have no obligation to determine the Trading Price of the Notes unless the Company shall have requested such determination, and the Company shall have no obligation to make such request unless a Holder provides the Company with written reasonable evidence that the Trading Price per $1,000 principal amount of the Notes would be less than 98% of the product of the Closing Sale Price of the Common Shares and the Conversion Rate, whereupon the Company shall instruct the Trustee to determine the Trading Price of the Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price is greater than or equal to 98% of the product of the Closing Sale Price of the Common Shares and the Conversion Rate.

(c) Conversion Upon Notice of Redemption. A Holder may surrender for conversion any of the Notes called for redemption at any time prior to the close of business on the third Business

Day prior to the Redemption Date, even if the Notes are not otherwise convertible at such time. The right to convert Notes pursuant to this clause (c) will expire after the close of business on the third Business Day prior to the Redemption Date unless the Company defaults in making the payment due upon redemption. A Holder may convert fewer than all of its Notes so long as the Notes converted are an integral multiple of $1,000 principal amount and the remaining principal amount of Notes is in an authorized denomination. However, if a Holder has already delivered an Optional Repurchase Notice or a Change in Control Purchase Notice with respect to a Note, such Holder may not surrender such Note for conversion until it has withdrawn such notice in accordance with the applicable provisions of Section 2.08 or 2.09 hereof, as the case may be.

(d) Conversion Upon Specified Transactions. If the Company elects to:

(i)  distribute to all holders of Common Shares rights entitling them to purchase, for a period expiring within 45 days, Common Shares at less than the Closing Sale Price of the Common Shares on the Trading Day immediately preceding the declaration date of the distribution; or

(ii)  distribute to all holders of Common Shares assets, debt securities or certain rights to purchase securities of the Company, which distribution has a per share value exceeding 10% of the Closing Sale Price of the Common Shares on the Trading Day immediately preceding the declaration date of such distribution, the Company shall notify the Holders of the Notes in writing at least 20 days prior to the ex-dividend date for such distribution. Following the giving of such notice, Holders may surrender their Notes for conversion at any time until the earlier of the close of business on the Business Day immediately prior to the ex-dividend date or an announcement that such distribution will not take place; provided, however, that a Holder may not exercise this right to convert if the Holder may participate, on an as-converted basis, in the distribution without a conversion of Notes. The ex-dividend date is the first date upon which a sale of the Common Shares does not automatically transfer the right to receive the relevant distribution from the seller of Common Shares to its buyer.

In addition, if the Company is party to a consolidation, merger or binding share exchange pursuant to which all of the Common Shares would be exchanged for cash, securities or other property that is not otherwise a Change in Control, a Holder may surrender Notes for conversion at any time from and including the date that is 15 Business Days prior to the Effective Date of the transaction up to and including five Business Days after the actual date of such transaction. The Company shall notify Holders as promptly as practicable following the date it publicly announces such transaction (but in no event less than 15 Business Days prior to the anticipated effective time of such transaction).

If a Change in Control occurs as a result of a transaction described in clauses (1) or (2) of the definition of “Change in Control”, a Holder will have the right to convert its Notes at any time from and including the Effective Date of such transaction up to and including the 30th Business Day following the Effective Date of the transaction, provided that, if a Holder has already delivered an Optional Repurchase Notice or a Change in Control Purchase Notice with respect to a Note, such Holder may not surrender such Note for conversion until it has withdrawn such notice in accordance with the applicable provisions of Section 2.08 or 2.09 hereof, as the case may be. The Company will notify Holders as promptly as practicable following the date that it publicly announces such Change in Control (but in no event later than five Business Days prior to the Effective Date of such Change in Control).

If the Company is a party to a consolidation, merger or binding share exchange pursuant to which all of the Common Shares are exchanged for cash, securities or other property, then at the Effective Date of the transaction any conversion of Notes and the Conversion Value will be based on the kind and amount of cash, securities or other property that the Holder would have received if such Holder had converted its Notes for Common Shares immediately prior to the Effective Date of the transaction. For purposes of the foregoing, where a consolidation, merger or binding share exchange involves a transaction that causes Common Shares to be exchanged into the right to receive more than a single type of consideration based upon any form of shareholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares that affirmatively make such an election. If a Change of Control occurs on or prior to August 4, 2011 as a result of a transaction described in clauses (1) or (2) of the definition thereof, the Company will adjust the Conversion Rate for Notes surrendered for conversion in connection with such a Change in Control transaction, as described in Section 2.10 hereof.

(e) Conversion Upon Delisting of the Common Shares. A Holder of Notes may surrender any of its Notes for conversion at any time beginning on the first Business Day after the Common Shares have ceased to be listed on a U.S. national or regional securities exchange or quoted on the Nasdaq National Market for a 30 consecutive Trading Day period.

Section 2.12.  Conversion Settlement. Upon a conversion of Notes, the Company shall deliver, in respect of each $1,000 principal amount of Notes surrendered for conversion in accordance with their terms:

(a)  cash in an amount (the “Principal Return”) equal to the lesser of (1) the principal amount of the Notes surrendered for conversion and (2) the Conversion Value, and

(b)  if the Conversion Value is greater than the Principal Return, an amount (the “Net Amount”) in cash or Common Shares with an aggregate value equal to the difference between the Conversion Value and the Principal Return.

The Company may elect to deliver any portion of the Net Amount in cash (the “Net Cash Amount”) or Common Shares, and any portion of the Net Amount the Company elects to deliver in Common Shares (the “Net Shares”) will be the sum of the Daily Share Amounts for each Trading Day during the Applicable Conversion Period. Prior to the close of business on the second Trading Day following the date on which Notes are surrendered for conversion, the Company shall inform Holders of such Notes of its election to pay cash for all or a portion of the Net Amount and, if applicable, the portion of the Net Amount that will be paid in cash and the portion that will be delivered in the form of Net Shares.

The Company shall deliver cash in lieu of any fractional Common Shares issuable in connection with payment of the Net Shares based upon the Average Price.

The “Daily Share Amount” for each $1,000 principal amount of Notes and each Trading Day in the Applicable Conversion Period is equal to the greater of:

(a) zero; and

(b) a number of Common Shares determined by the following formula:

where

(CSP x CR) - ($1,000 + Net Cash Amount, if any)
______________________________________
                                  10 x CSP

CSP means the Closing Sale Price of the Common Shares on such Trading Day, and

CR means the applicable Conversion Rate

The Company will determine the Conversion Value, Principal Return, Net Amount, Net Cash Amount and the number of Net Shares, as applicable, promptly after the end of the Applicable Conversion Period. The Company shall pay the Principal Return and cash in lieu of fractional shares, and deliver Net Shares or pay the Net Cash Amount, as applicable, no later than the third Business Day following the last Trading Day of the Applicable Conversion Period.

Section 2.13.  Conversion Procedures. To convert Notes, a Holder must satisfy the requirements set forth in this Section 2.13.

To convert the Notes, a Holder must (a) complete and manually sign the irrevocable conversion notice on the reverse of the Note (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent at the office maintained by the Conversion Agent for such purpose, (b) with respect to Notes which are in certificated form, surrender the Notes to the Conversion Agent, or, if the Notes are in book-entry form, comply with the appropriate procedures of the Depositary, (c) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (d) pay any transfer or similar tax, if required. The date on which the Holder satisfies all such requirements shall be deemed to be the date on which the applicable Notes shall have been tendered for conversion.

Notes in respect of which a Holder has delivered an Optional Repurchase Notice or Change in Control Purchase Notice may be converted only if such notice is withdrawn in accordance with the terms of Section 2.08 or Section 2.09, as the case may be.

In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to, or upon the written order of, the Holder of the Note so surrendered, without charge to such Holder, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the portion of the surrendered Notes not surrendered for conversion. A Holder may convert fewer than all of such Holder’s Notes so long as the Notes converted are an integral multiple of $1,000 principal amount.

Upon surrender of a Note for conversion by a Holder, such Holder shall deliver to the Company cash equal to the amount that the Company is required to deduct and withhold under applicable law in connection with the conversion; provided, however, if the Holder does not deliver such cash, the Company may deduct and withhold from the amount of consideration otherwise deliverable to such Holder the amount required to be deducted and withheld under applicable law.

Upon conversion of a Note, a Holder will not receive any cash payment representing accrued and unpaid interest on such Note, except as specified in the immediately preceding paragraph. Instead, upon a conversion of Notes, the Company will deliver to surrendering Holder only the consideration specified in Section 2.12. Delivery of cash and Common Shares, if any, upon a conversion of Notes will be deemed to satisfy the Company’s obligation to pay the principal of the Notes and any accrued and unpaid interest thereon. Accordingly, upon a conversion of Notes, any accrued and unpaid interest will be deemed paid in full rather than cancelled, extinguished or forfeited. In no event will the Conversion Rate be adjusted to account for accrued and unpaid interest on the Notes.

Holders of Notes at the close of business on a Regular Record Date for an interest payment will receive payment of interest payable on the corresponding Interest Payment Date notwithstanding the conversion of such Notes at any time after the close of business on the applicable Regular Record Date. Notes surrendered for conversion by a Holder after the close of business on any Regular Record Date for an interest payment and on or prior to the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the interest that such Holder is to receive on such Notes on such Interest Payment Date; provided, however, that no such payment shall be required to be made (1) if such Notes have been called for redemption on a Redemption Date that is after such Regular Record Date and on or prior to such Interest Payment Date or (2) with respect to overdue interest (including Additional Interest), if any overdue interest exists at the time of conversion with respect to such Notes.

Upon conversion of a Note, the Company, if it elects to deliver Net Shares, will pay any documentary, stamp or similar issue or transfer tax due on the issue of the Net Shares upon such conversion unless the tax is due because the Holder requests the Net Shares to be issued or delivered to a Person other than the Holder, in which case the Holder must pay the tax due prior to the delivery of such Net Shares. Certificates representing Common Shares will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

A Holder of Notes, as such, shall not be entitled to any rights of a holder of Common Shares. Such Holder shall only acquire such rights upon the delivery by the Company, at its option, of Net Shares in accordance with the provisions of Section 2.12 upon a conversion of Notes by a Holder.

If a Holder converts more than one Note at the same time, the number of Net Shares, if any, issuable upon the conversion shall be based on the total principal amount of the Notes surrendered for conversion.

The Company shall, prior to issuance of any Notes hereunder, and from time to time as may be necessary, reserve out of its authorized but unissued Common Shares a sufficient number of Common Shares to permit the conversion of the Notes at the applicable Conversion Rate. Any Common Shares delivered upon a conversion of Notes shall be newly issued shares or treasury shares, shall be duly and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.

The Company shall endeavor promptly to comply with all federal and state securities laws regulating the issuance and delivery of Common Shares, if any, upon a conversion of Notes and shall cause to have listed or quoted all such Common Shares on each U.S. national securities exchange or over-the-counter or other domestic market on which the Common Shares are then listed or quoted.

Except as set forth herein, no other payment or adjustment for interest shall be made upon conversion of Notes.

Section 2.14.  Conversion Rate Adjustments. The Conversion Rate shall be adjusted from time to time as follows:

(a)  If the Company issues Common Shares as a dividend or distribution on Common Shares to all holders of Common Shares, or if the Company effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

CR1 =	CR0 x OS1/OS0
where
CR0 =	the Conversion Rate in effect immediately prior to the adjustment relating to such event
CR1 =	the new Conversion Rate in effect taking such event into account
OS0 =	the number of Common Shares outstanding immediately prior to such event
OS1 =	the number of Common Shares outstanding immediately after such event.

Any adjustment made pursuant to this clause (a) shall become effective on the date that is immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (a) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)  If the Company issues to all holders of Common Shares any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase Common Shares, or if the Company issues to all holders of Common Shares securities convertible into Common Shares for a period of not more than 45 days after the date of issuance thereof, in either case at an exercise price per Common Share or a conversion price per Common Share less than the Closing Sale Price of the Common Shares on the Business Day immediately preceding the time of announcement of such issuance, the Conversion Rate will be adjusted based on the following formula:

CR1 =	CR0 x (OS0+X)/(OS0+Y)
where
CR0 =	the Conversion Rate in effect immediately prior to the adjustment relating to such event
CR1 =	the new Conversion Rate taking such event into account
OS0 =	the number of Common Shares outstanding immediately prior to such event
X =	the total number of Common Shares issuable pursuant to such rights, warrants, options, other securities or convertible securities
Y =
the number of Common Shares equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the Closing Sale Prices of the Common Shares for the 10 consecutive Trading Days prior to the Business Day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this clause (b), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Common Shares at less than the applicable Closing Sale Price of the Common Shares, and in determining the aggregate exercise or conversion price payable for such Common Shares, there shall be taken into account any consideration received by the Company for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Trust Managers of the Company. If any right, warrant, option, other security or convertible security described in this clause (b) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

(c)  If the Company distributes capital shares, evidences of indebtedness or other assets or property of the Company to all holders of Common Shares, excluding:

(i)  dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in clause (a) or (b) above,

(ii)  dividends or distributions paid exclusively in cash, and

(iii)  Spin-Offs described below in this clause (c),

then the Conversion Rate will be adjusted based on the following formula:

CR1 =	CR0 x SP0/(SP0-FMV)
where
CR0 =	the Conversion Rate in effect immediately prior to the adjustment relating to such event
CR1 =	the new Conversion Rate taking such event into account
SP0 =
the average of the Closing Sale Prices of the Common Shares for the 10 consecutive Trading Days prior to the Business Day immediately preceding the earlier of the record date or the ex-dividend date for such distribution

FMV=
the fair market value (as determined in good faith by the Board of Trust Managers of the Company) of the capital shares, evidences of indebtedness, assets or property distributed with respect to each outstanding Common Share on the earlier of the record date or the ex-dividend date for such distribution.

An adjustment to the Conversion Rate made pursuant to the immediately preceding clause shall be made successively whenever any such distribution is made and shall become effective on the day immediately after the date fixed for the determination of holders of Common Shares entitled to receive such distribution.

If the Company distributes to all holders of Common Shares capital shares of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company (a “Spin-Off”), the Conversion Rate in effect immediately before the close of business on the date fixed for determination of holders of Common Shares entitled to receive such distribution will be adjusted based on the following formula:

CR1 =	CR0 x (FMV0+MP0)/MP0
where
CR0 =	the Conversion Rate in effect immediately prior to the adjustment relating to such event
CR1 =	the new Conversion Rate taking such event into account
FMV0 =
the average of the Closing Sale Prices of the capital shares or similar equity interest distributed to holders of Common Shares applicable to one Common Share over the first 10 consecutive Trading Days after the effective date of the Spin-Off

MP0 =	the average of the Closing Sale Prices of the Common Shares over the first 10 consecutive Trading Days after the effective date of the Spin-Off.

An adjustment to the Conversion Rate made pursuant to the immediately preceding clause will occur on the 10th Trading Day from and including the effective date of the Spin-Off.

If any such dividend or distribution described in this clause (c) is declared but not paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(d)  If the Company pays or makes any cash dividend or distribution in respect of any of its quarterly fiscal periods (without regard to when paid) to all holders of Common Shares in an aggregate amount that, together with other cash dividends or distributions made in respect of such quarterly fiscal period, exceeds the product of $0.465 (the “Reference Dividend”) multiplied by the number of Common Shares outstanding on the record date for such distribution, the Conversion Rate will be adjusted based on the following formula:

CR1 =	CR0 x SP0/(SP0-C)
where
CR0 =	the Conversion Rate in effect immediately prior to the adjustment relating to such event
CR1 =	the new Conversion Rate taking such event into account
SP0 =
the average of the Closing Sale Prices of Common Shares for the 10 consecutive Trading Days prior to the Business Day immediately preceding the earlier of the record date or the day prior to the ex-dividend date for such distribution

C =	the amount in cash per Common Share that the Company distributes to holders of Common Shares in respect of such quarterly fiscal period that exceeds the Reference Dividend.
An adjustment to the Conversion Rate made pursuant to this clause (d) shall become effective on the date immediately after the date fixed for the determination of holders of Common Shares entitled to receive such dividend or distribution. If any dividend or distribution described in this clause (d) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

The Reference Dividend shall be subject to adjustment on account of any of the events set forth in clauses (a), (b) and (c) above and clause (e) below. Any such adjustment will be effected by multiplying the Reference Dividend by a fraction, the numerator of which will equal the Conversion Rate in effect immediately prior to the adjustment on account of such event and the denominator of which will equal the Conversion Rate as adjusted.

(e)  If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Shares to the extent that the cash and value of any other consideration included in the payment per Common Share exceeds the Closing Sale Price of a Common Share on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), the Conversion Rate will be adjusted based on the following formula:

CR1 =	CR0 x (AC + (SP1 x OS1))/(SP1 x OS0)
where
CR0 =	the Conversion Rate in effect immediately prior to the adjustment relating to such event
CR1 =	the new Conversion Rate taking such event into account
AC =	the aggregate value of all cash and any other consideration (as determined by the Board of Trust Managers of the Company) paid or payable for Common Shares purchased in such tender or exchange offer
OS0 =	the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires
OS1 =	the number of Common Shares outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)

SP1 =	the average of the Closing Sale Prices of Common Shares for the 10 consecutive Trading Days commencing on the Trading Day next succeeding the date such tender or exchange offer expires.
If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made.

Any adjustment to the Conversion Rate made pursuant to this clause (e) shall become effective on the date immediately following the Expiration Time. If the Company or one of its subsidiaries is obligated to purchase Common Shares pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new Conversion Rate shall be readjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(f)  Notwithstanding the foregoing, in the event of an adjustment to the Conversion Rate pursuant to clause (d) or (e) above, in no event will the Conversion Rate exceed 25.4712 per $1,000 principal amount of Notes, subject to adjustment pursuant to clauses (a), (b) and (c) above.

(g)  If the Company has in effect a rights plan while any Notes remain Outstanding, Holders of Notes will receive, upon a conversion of Notes in respect of which the Company has elected to deliver Net Shares, in addition to such Net Shares, rights under the Company’s shareholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Shares. If the rights provided for in the rights plan adopted by the Company have separated from the Common Shares in accordance with the provisions of the applicable shareholder rights agreement so that Holders of Notes would not be entitled to receive any rights in respect of Common Shares that the Company elects to deliver as Net Shares upon conversion of Notes, the Conversion Rate will be adjusted at the time of separation as if the Company had distributed to all holders of Common Shares capital shares, evidences of indebtedness or other assets or property pursuant to clause (c) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. In lieu of any such adjustment, the Company may amend such applicable shareholder rights agreement to provide that upon a conversion of Notes the Holders will receive, in addition to Common Shares that the Company elects to deliver as Net Shares upon such conversion, the rights which would have attached to such Common Shares if the rights had not become separated from the Common Shares under such applicable shareholder rights agreement. To the extent that the Company adopts any future shareholder rights agreement, upon a conversion of Notes in respect of which the Company elects to deliver Common Shares as Net Shares, a Holder of Notes shall receive, in addition to such Common Shares, the rights under the future shareholder rights agreement whether or not the rights have separated from Common Shares at the time of conversion and no adjustment will be made in accordance with clause (c) or otherwise.

In addition to the adjustments pursuant to clauses (a) through (g) above, the Company may increase the Conversion Rate in order to avoid or diminish any income tax to holders of Common Shares resulting from any dividend or distribution of capital shares (or rights to acquire Common Shares) or from any event treated as such for income tax purposes. The Company may also, from time to time, to the extent permitted by applicable law, increase the Conversion Rate by any amount for any period if the Company has determined that such increase would be in the best interests of the Company. If the Company makes such determination, it will be conclusive and the Company will mail to Holders of the Notes a notice of the increased Conversion Rate and the period during which it will be in effect at least fifteen (15) days prior to the date the increased Conversion Rate takes effect in accordance with applicable law.

If, in connection with any adjustment to the Conversion Rate as set forth in this Section 2.14 a Holder shall be deemed for U.S. federal tax purposes to have received a distribution, the Company may set off any withholding tax it reasonably believes it is required to collect with respect to any such deemed distribution against cash payments of interest in accordance with the provisions of Section 2.05 hereof or from cash and Common Shares, if any, otherwise deliverable to a Holder upon a conversion of Notes in accordance with the provisions of Section 2.12 hereof or a redemption or repurchase of a Note in accordance with the provisions of Section 2.07, 2.08 or 2.09 hereof.

The Company will not make any adjustment to the Conversion Rate if Holders of the Notes are permitted to participate, on an as-converted basis, in the transactions described above.

Notwithstanding anything to the contrary contained herein, in addition to the other events set forth herein on account of which no adjustment to the Conversion Rate shall be made, the applicable Conversion Rate shall not be adjusted for:

(i)  the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Shares under any plan;

(ii)  the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, trust manager or consultant benefit plan, employee agreement or arrangement or program of the Company;

(iii)  the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Notes were first issued;

(iv)  a change in the par value of the Common Shares;

(v)  accumulated and unpaid dividends or distributions; and

(vi)  as a result of a tender offer solely to holders of fewer than 100 Common Shares.

No adjustment in the Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Price. If the adjustment is not made because the adjustment does not change the Conversion Price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, if the Notes are called for redemption, all adjustments not previously made will be made on the applicable Redemption Date.

Whenever the Conversion Rate is adjusted as herein provided, the Company shall, as promptly as reasonably practicable, file with the Trustee and any Conversion Agent other than the Trustee, an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to the Holders of the Notes within 20 Business Days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

For purposes of this Section 2.14, the number of Common Shares at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares.

Notwithstanding anything in this Section 2.14 to the contrary, in no event shall the Conversion Rate be adjusted so that the Conversion Rate would be less than $0.01.

Section 2.15.  Ownership Limit; Withholding. Notwithstanding any other provision of the Notes or the instructions contained herein, no Holder of Notes shall be entitled to convert such Notes for Common Shares to the extent that receipt of such shares would cause such Holder (together with such Holder’s affiliates) to exceed the ownership limit contained in the Declaration of Trust of the Company as in effect from time to time.

At the Maturity of the principal of the Notes, whether at Stated Maturity or upon earlier redemption or repurchase of Notes or otherwise, and as otherwise required by law, the Company may deduct and withhold from the amount of consideration otherwise deliverable to such Holder the amount required to be deducted and withheld under applicable law.

Section 2.16.  Merger, Consolidation or Sale.

Section 801 of the Indenture, for purposes of the Notes, is hereby modified and amended to include the following additional proviso:

“(3) if as a result of such transaction the Notes become exchangeable into common stock or other securities issued by a third party, such third party shall assume or fully and unconditionally guarantee all obligations under the Notes and the Indenture.”

Section 2.17.  Satisfaction and Discharge. The provisions of ARTICLE FOURTEEN of the Indenture shall not be applicable to the Notes. The Company may satisfy and discharge its obligations under the Indenture by delivering to the Trustee for cancellation all Outstanding Notes or by depositing with the Trustee, the Paying Agent or the Conversion Agent, if applicable, after the Notes have become due and payable, whether on the date of the Stated Maturity of the principal amount of the Notes, any Redemption Date, Optional Repurchase Date or Change in Control Purchase Date or upon conversion or otherwise, cash or Common Shares in accordance with the terms hereof sufficient to pay all of the Outstanding Notes and paying all other sums payable under the Notes and the Indenture in respect of the Notes.

Section 2.18.  Events of Default; Waiver of Past Defaults.

(a)  Section 501 of the Indenture is modified and amended for purposes of the Notes to add the following Events of Default as clauses (9) and (10):

“default in the delivery when due of the Conversion Value, on the terms set forth herein and in the Notes, upon exercise of a Holder’s conversion right in accordance with the terms hereof and of the Notes and the continuation of such default for 10 days;”

- and -

“failure of the Company to provide a Company Notice within 20 days after the occurrence of a Change in Control as provided in Section 2.09 of the First Supplemental Indenture.”

(b)  Section 508 of the Indenture is modified and amended for purposes of the Notes to read as follows:

“Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the right which is absolute and unconditional to receive payment of the principal of (and premium, if any), Conversion Value and (subject to Sections 305 and 307) interest on, and any Additional Amounts in respect of, such Note on the respective due dates expressed in such Note (or, in the case of redemption on the Redemption Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.”

(c)  Section 513 of the Indenture is modified and amended for purposes of the Notes to add the following as clause (3):

(3) “in respect of the failure to convert any Notes in accordance with the provisions of this Indenture.”

Section 2.19.  Modification. Section 902 of the Indenture is modified for purposes of the Notes to read as follows:

“With the consent of the Holders of a majority in principal amount of all Outstanding Securities affected by such supplemental indenture (voting together as a single class), by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by or pursuant to a Board Resolution and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders of Securities under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby:

(1)  change the Stated Maturity of the principal of, or any installment of interest (including Additional Interest, if any) on, the Notes;

(2)  reduce the principal amount of, the rate of interest (including Additional Interest, if any) on, or change the timing or reduce the amount payable on the redemption of, the Notes;

(3)  make any change that impairs or adversely affects the rights of a Holder to convert Notes in accordance herewith;

(4)  change the Place of Payment, or the coin or currency, for payment of principal of, or interest (including Additional Interest, if any) on, the Notes;

(5)  impair the right to institute suit for the enforcement of any payment on or with respect to Notes or the delivery of the Conversion Value as required by the Indenture upon a conversion of Notes;

(6)  reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver with respect to the Outstanding Notes (or compliance with specified provisions of the Indenture or specified defaults and consequences thereunder) or to reduce the quorum or voting requirements set forth in the Indenture; or

(7)  modify any of the provisions of this Section 902 or Section 513 of the Indenture, except to increase the required percentage to effect such action or to provide that specified other provisions of the Indenture may not be modified or waived without the consent of the Holders of each Outstanding Note affected thereby.

It shall not be necessary for any Act of Holders under this Section 2.19 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

A supplemental indenture which changes or eliminates any covenant or other provision of this Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series.”

Section 2.20.  Certain Covenants Not Applicable to the Notes. The Notes shall not be entitled to the benefits of the covenants set forth in Section 1004 and Section 1013 of the Indenture.

Section 2.21.  Calculations in Respect of the Notes. Except as otherwise specifically stated herein or in the Notes, all calculations to be made in respect of the Notes shall be the obligation of the Company. All calculations made by the Company or its agent as contemplated pursuant to the terms hereof and of the Notes shall be made in good faith and be final and binding on the Company and the Holders absent manifest error. The Company shall provide a schedule of calculations to the Trustee, and the Trustee shall be entitled to rely upon the accuracy of the calculations by the Company without independent verification. The Trustee shall forward calculations made by the Company to any Holder of Notes upon written request within 20 Business Days after the effective date of any adjustment.

Section 2.22.  Authorized Denominations. The Notes shall be issued in denominations of $1,000 and integral multiples thereof and payments of principal, interest (including Additional Interest) and Additional Amounts, if any, on the Notes shall be made in U.S. dollars.

Section 2.23.  Conversion Agent, Paying Agent and Securities Registrar. JPMorgan Chase Bank, National Association, is hereby appointed as Conversion Agent, Paying Agent and the Security Registrar for the Notes. The Security Register for the Notes will be maintained by the Security Registrar at the Trustee’s Corporate Trust Office. The rights, privileges, protections, immunities and benefits given to the Trustee pursuant to the Indenture, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities with respect to the Notes.

Section 2.24.  Restrictions on Transfer. (a) Every Note (and all Notes issued in exchange therefor or in substitution thereof) that bears or is required under this Section 2.24(a) to bear the legend set forth in this Section 2.24(a) (together with any Common Shares issued upon conversion of the Notes, collectively, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 2.24(a) (including those set forth in the legend below) unless such restrictions on transfer shall be waived by written consent of the Company, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 2.24(a), the term “transfer” means any sale, pledge, loan, transfer or other disposition whatsoever of any Restricted Security or any interest therein.

Until the expiration of the holding period applicable to sales of Restricted Securities under Rule 144(k) under the Securities Act (or any successor provision), any certificate evidencing a Restricted Security shall bear a legend in substantially the following form, unless such Restricted Security has been sold pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such transfer) or sold pursuant to Rule 144 under the Securities Act or any similar provision then in force, or unless otherwise agreed by the Company in writing, with written notice thereof to the Trustee:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER:

(1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IS AWARE THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT AND IS PURCHASING THIS SECURITY IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT;

(2) AGREES THAT IT WILL NOT, WITHIN TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUANCE OF THIS SECURITY AND THE LAST DATE ON WHICH THE COMPANY OR AN AFFILIATE THEREOF WAS THE OWNER OF THIS SECURITY, RESELL OR OTHERWISE TRANSFER THIS SECURITY OR THE COMMON SHARES ISSUABLE UPON CONVERSION OF SUCH SECURITY EXCEPT (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER; AND

(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE 2(C) OR 2(D) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY AND THE LAST DATE ON WHICH THE COMPANY OR AN AFFILIATE THEREOF WAS THE OWNER OF THIS SECURITY, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS SECURITY TO THE TRUSTEE (OR ANY SUCCESSOR TRUSTEE, AS APPLICABLE). IF THE PROPOSED TRANSFER IS PURSUANT TO CLAUSE 2(C) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE (OR ANY SUCCESSOR TRUSTEE, AS APPLICABLE), SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THE COMPANY OR THE TRUSTEE MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THIS SECURITY PURSUANT TO CLAUSE 2(C) OR 2(D) ABOVE OR THE EXPIRATION OF TWO YEARS FROM THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY AND THE LAST DATE ON WHICH THE COMPANY OR AN AFFILIATE THEREOF WAS THE OWNER OF THIS SECURITY.

PURSUANT TO SECTIONS 1271 THROUGH 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT. TO OBTAIN (I) THE ISSUE PRICE OF THIS SECURITY, (II) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, (III) THE ISSUE DATE, AND (IV) THE YIELD TO MATURITY; CONTACT INVESTOR RELATIONS AT 2600 CITADEL PLAZA DRIVE SUITE 300, HOUSTON, TEXAS 77008 OR BY PHONE AT (713) 866-6000.

THE HOLDER OF THIS SECURITY IS ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT (AS SUCH TERM IS DEFINED IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF) AND, BY ITS ACCEPTANCE HEREOF, AGREES TO BE BOUND BY AND TO COMPLY WITH THE PROVISIONS OF SUCH REGISTRATION RIGHTS AGREEMENT.

Any Notes that are Restricted Securities and as to which such restrictions on transfer shall have expired in accordance with their terms or as to conditions for removal of the foregoing legend set forth therein have been satisfied may, upon surrender of such Note for exchange to the Securities Registrar in accordance with the provisions of this Section 2.24, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the restrictive legend required by this Section 2.24(a). If such Restricted Security surrendered for exchange is represented by a global Note bearing the legend set forth in this Section 2.24(a), the principal amount of the legended global Note shall be reduced by the appropriate principal amount and the principal amount of a global Note without the legend set forth in this Section 2.24(a) shall be increased by an equal principal amount. If a global Note without the legend set forth in this Section 2.24(a) is not then Outstanding, the Issuer shall execute and the Trustee shall authenticate and deliver an unlegended global Note to the Depositary.

In the event Rule 144(k) under the Securities Act (or any successor provision) is amended to shorten the two-year period under Rule 144(k), then, the references in the restrictive legends set forth above to “TWO YEARS,” and in the corresponding transfer restrictions described above, and in the Notes and the Common Shares will be deemed to refer to such shorter period, from and after receipt by the Trustee of an Officers’ Certificate and an Opinion of Counsel to that effect. As soon as reasonably practicable after the Company knows of the effectiveness of any such amendment to shorten the two-year period under Rule 144(k), unless such changes would otherwise be prohibited by, or would cause a violation of, the federal securities laws applicable at the time, the Company will provide to the Trustee an Officers’ Certificate and an Opinion of Counsel as to the effectiveness of such amendment and the effectiveness of such change to the restrictive legends and transfer restrictions.

(b) Any Restricted Securities, prior to the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision), purchased or owned by the Company or any Affiliate thereof may not be resold by the Company or such Affiliate and will be surrendered to the Trustee for cancellation. Upon expiration of the holding period applicable to Restricted Securities under Rule 144(k) under the Securities Act (or any successor provision), the Notes may, to the extent permitted by applicable law, be reissued or sold or may be surrendered to the Trustee for cancellation. Any Notes surrendered for cancellation may not be reissued or resold and will be canceled promptly by the Trustee.

(c) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this instrument or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this instrument, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.25.  Rule 144A Information Requirement. Within the period prior to the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision), the Company covenants and agrees that it shall, during any period in which it is not subject to Section 13 or 15(d) under the Exchange Act, make available to any Holder or beneficial owner of Notes or any Common Shares issued upon conversion thereof which continue to be Restricted Securities in connection with any sale thereof and any prospective purchaser of Notes or such Common Shares designated by such Holder or beneficial owner, the information required pursuant to Rule 144A(d)(4) under the Securities Act upon the request of any Holder or beneficial owner of the Notes or such Common Shares, all to the extent required to enable such Holder or beneficial owner to sell its Notes or Common Shares without registration under the Securities Act within the limitation of the exemption provided by Rule 144A.

Section 2.26.  Provision of Financial Information. The Company, for so long as any Notes are Outstanding, within 15 days after it is required to file the same with the Commission, will furnish to the Holders of the Notes, or cause the Trustee to furnish to the Holders of the Notes, all annual, quarterly and other reports that it may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate). If the Company is not required to file the foregoing forms or reports with the Commission, then it will file with the Trustee and the Commission such reports as may be prescribed by the Commission at such time.

Section 2.27.  Additional Interest Notice. In the event that the Company is required to pay Additional Interest to Holders of Notes pursuant to the Registration Rights Agreement, the Company will provide written notice (“Additional Interest Notice”) to the Trustee of its obligation to pay Additional Interest no later than fifteen (15) calendar days prior to the proposed payment date for Additional Interest, and the Additional Interest Notice shall set forth the amount of Additional Interest to be paid by the Company on such payment date. The Trustee shall not at any time be under any duty or responsibility to any Holder of Notes to determine the Additional Interest, or with respect to the nature, extent or calculation of the amount of Additional Interest when made, or with respect to the method employed in such calculation of the Additional Interest.

ARTICLE THREE
FORM OF NOTES

Section 3.01.  Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the form set forth in Exhibit A hereto. Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends, endorsements or changes as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Indenture, or as may be required by the Depositary or by the National Association of Securities Dealers, Inc. in order for the Notes to be eligible for trading on The PORTALSM Market or as may be required for the Notes to be tradable on any other market developed for trading of securities pursuant to Rule 144A or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Notes are subject.

ARTICLE FOUR
MISCELLANEOUS

Section 4.01.  Relation to Original Indenture. This First Supplemental Indenture supplements the Original Indenture and shall be a part of and subject to all the terms thereof. Except as supplemented hereby, all of the terms, provisions and conditions of the Original Indenture and the Securities issued thereunder shall continue in full force and effect.

Section 4.02.  Concerning the Trustee. The Trustee shall not be responsible for any recital herein, as such recitals shall be taken as statements of the Company, or the validity of the execution by the Company of this First Supplemental Indenture. The Trustee makes no representations as to the validity or sufficiency of this instrument.

Section 4.03.  Effect of Headings. The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

Section 4.04.  Counterparts. This instrument may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

Section 4.05.  Governing Law. This instrument shall be governed by and construed in accordance with the laws of the State of New York.

[signature page follows]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

WEINGARTEN REALTY INVESTORS

By:	/s/ Stephen C. Richter
Stephen C. Richter
Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Mauri J. Cowen
Mauri J. Cowen
Vice President and Trust Officer

Exhibit A

[FORM OF NOTE]

[Include only for Global Notes]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

[Include only for Notes that are Restricted Securities]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER:

(1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), IS AWARE THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT AND IS PURCHASING THIS SECURITY IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT;

(2) AGREES THAT IT WILL NOT, WITHIN TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUANCE OF THIS SECURITY AND THE LAST DATE ON WHICH WEINGARTEN REALTY INVESTORS (THE “COMPANY”) OR AN AFFILIATE THEREOF WAS THE OWNER OF THIS SECURITY, RESELL OR OTHERWISE TRANSFER THIS SECURITY OR THE COMMON SHARES ISSUABLE UPON CONVERSION OF SUCH SECURITY EXCEPT (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER; AND

(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE 2(C) OR 2(D) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY AND THE LAST DATE ON WHICH THE COMPANY OR AN AFFILIATE THEREOF WAS THE OWNER OF THIS SECURITY, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS SECURITY TO THE TRUSTEE (OR ANY SUCCESSOR TRUSTEE, AS APPLICABLE). IF THE PROPOSED TRANSFER IS PURSUANT TO CLAUSE 2(C) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE (OR ANY SUCCESSOR TRUSTEE, AS APPLICABLE), SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THE COMPANY OR THE TRUSTEE MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THIS SECURITY PURSUANT TO CLAUSE 2(C) OR 2(D) ABOVE OR THE EXPIRATION OF TWO YEARS FROM THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY AND THE LAST DATE ON WHICH THE COMPANY OR AN AFFILIATE THEREOF WAS THE OWNER OF THIS SECURITY.

[Include for all Notes]

PURSUANT TO SECTIONS 1271 THROUGH 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT. TO OBTAIN (I) THE ISSUE PRICE OF THIS SECURITY, (II) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, (III) THE ISSUE DATE, AND (IV) THE YIELD TO MATURITY; CONTACT INVESTOR RELATIONS AT 2600 CITADEL PLAZA DRIVE SUITE 300, HOUSTON, TEXAS 77008 OR BY PHONE AT (713) 866-6000.

[Include only for Notes that are Restricted Securities]

THE HOLDER OF THIS SECURITY IS ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT (AS SUCH TERM IS DEFINED IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF) AND, BY ITS ACCEPTANCE HEREOF, AGREES TO BE BOUND BY AND TO COMPLY WITH THE PROVISIONS OF SUCH REGISTRATION RIGHTS AGREEMENT.

NO. _____	PRINCIPAL AMOUNT
CUSIP NO. 948741 AE 3	$____________________

WEINGARTEN REALTY INVESTORS

3.95% Convertible Senior Note due 2026

WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust (the “Company”, which term shall include any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of _________________ Dollars ($____________) on August 1, 2026 unless redeemed, repurchased or converted prior to such date in accordance with the terms hereof and of the Indenture.

This Note shall bear interest as specified on the reverse hereof. This Note is convertible for the consideration specified on the reverse hereof. This Note is subject to redemption by the Company at its option and to repurchase by the Company at the option of the Holder as specified on the reverse hereof.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Note shall not be entitled to the benefits of the Indenture or be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by an authorized signatory.

Dated: August 2, 2006

WEINGARTEN REALTY INVESTORS
By:
Name:
Title:

By:
Name:
Title:

Attest:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

WEINGARTEN REALTY INVESTORS

3.95% Convertible Senior Note due 2026

This Note is one of a duly authorized issue of notes, debentures, bonds, or other evidences of indebtedness of the Company (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture, dated as of May 1, 1995 (as amended and supplemented by the First Supplemental Indenture, dated as of August 2, 2006, and as further amended or supplemented from time to time, the “Indenture”), duly executed and delivered by Weingarten Realty Investors, a Texas real estate investment trust (“Weingarten” or the “Company”), to JPMorgan Chase Bank, National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), and reference is hereby made to the Indenture, and all modifications and amendments and indentures supplemental thereto relating to the Notes, for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Company, and the Holders of the Notes and the terms upon which the Notes are authenticated and delivered. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may accrue interest (if any) at different rates or formulas and may otherwise vary as provided in the Indenture. This Note is one of a series of Securities designated as the “3.95% Convertible Senior Notes due 2026” of the Company, initially limited (except as permitted under the Indenture) in aggregate principal amount to $575,000,000. Terms used herein without definition and which are defined in the Indenture have the meanings assigned to them in the Indenture.

1.	INTEREST

The Notes shall bear interest at the rate of 3.95% per annum from August 2, 2006 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, as the case may be, payable semi-annually in arrears on February 1 and August 1 of each year (each, an “Interest Payment Date”), commencing on February 1, 2007, until the principal hereof is paid or duly made available for payment. Interest payable on each Interest Payment Date shall equal the amount of interest accrued for the period commencing on and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or commencing on and including August 2, 2006, if no interest has been paid or duly provided for) and ending on and including the day immediately preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2.	METHOD OF PAYMENT

Except as provided in the Indenture, the Company shall pay interest on the Notes to the Persons who are Holders of record of Notes at the close of business (whether or not a Business Day) on the January 15 and July 15 immediately preceding the applicable Interest Payment Date (each, a “Regular Record Date”). Holders must surrender Notes to a Paying Agent and comply with the other terms of the Indenture to collect the principal amount, Redemption Price, Optional Repurchase Price or Change in Control Purchase Price of the Notes, plus, if applicable, accrued and unpaid interest (including Additional Interest, if any) payable as herein provided at maturity, upon redemption at the Company’s option or repurchase at the Holder’s option. The Company shall pay, in money of the United States that at the time of payment is legal tender for payment of public and private debts, all amounts due in cash with respect to the Notes on the dates and in the manner provided in this Note and the Indenture.

3.	PAYING AGENT, CONVERSION AGENT AND SECURITY REGISTRAR

Initially, the Trustee shall act as Paying Agent, Conversion Agent and Security Registrar. The Company hereby initially designates the Corporate Trust Office of the Trustee in New York, New York as the office to be maintained by it where this Note may be presented for payment, registration of transfer or exchange, where notices or demands to or upon the Company in respect of this Note or the Indenture may be served and where the Notes may be surrendered for conversion in accordance with the provisions of paragraph 6 hereof and the Indenture. The Company may appoint and change any Paying Agent, Conversion Agent, Security Registrar or co-registrar or approve a change in the office through which any Paying Agent acts without notice, other than notice to the Trustee.

4.	REDEMPTION BY THE COMPANY

The Company shall not have the right to redeem any Notes prior to August 4, 2011, except to preserve the status of the Company as a real estate investment trust. If the Company determines it is necessary to redeem the Notes in order to preserve the status of the Company as a real estate investment trust, the Company may redeem the Notes then Outstanding, in whole or in part, at 100% of the principal amount of the Notes to be redeemed plus unpaid interest (including Additional Interest, if any) accrued thereon to the Redemption Date.

The Company shall have the right to redeem the Notes for cash, in whole or in part at any time or from time to time, on or after August 4, 2011 at 100% of the principal amount of the Notes to be redeemed plus unpaid interest (including Additional Interest, if any) accrued thereon to the Redemption Date (the “Redemption Price”).

Notice of redemption at the option of the Company shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at the Holder’s registered address. Notes in denominations larger than $1,000 principal amount may be redeemed in part but only in integral multiples of $1,000 principal amount.

5.	OPTIONAL REPURCHASE RIGHTS; REPURCHASE AT OPTION OF HOLDER UPON A CHANGE IN CONTROL

(a) Subject to the terms and conditions of the Indenture, a Holder shall have the right to require the Company to repurchase all of its Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, on each of August 1, 2011, August 1, 2016 and August 1, 2021 (each, an “Optional Repurchase Date”) for cash equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest (including Additional Interest, if any) accrued thereon to such Optional Repurchase Date (the “Optional

Repurchase Price”), upon delivery to the Paying Agent of an Optional Repurchase Notice containing the information set forth in the Indenture, from the opening of business on the date that is 30 days prior to such Optional Repurchase Date until the close of business on the third Business Day prior to such Optional Repurchase Date and upon compliance with the other terms of the Indenture.

(b) If a Change in Control occurs at any time on or prior to August 4, 2011, a Holder shall have the right, at such Holder’s option and subject to the terms and conditions of the Indenture, to require the Company to repurchase all or any of such Holder’s Notes having a principal amount equal to $1,000 or an integral multiple thereof on the date (the “Change in Control Purchase Date”) specified by the Company in the Company Notice (which date shall be no earlier than 15 days and no later than 30 days after the date of such Company Notice) for cash equal to the 100% of the principal amount of the Notes to be repurchased plus unpaid interest (including Additional Interest, if any) accrued thereon to the Change in Control Purchase Date (the “Change in Control Purchase Price”).

(c) Holders have the right to withdraw any Optional Repurchase Notice or Change in Control Purchase Notice, as the case may be, by delivery to the Paying Agent of a written notice of withdrawal in accordance with the provisions of the Indenture.

(d) If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Optional Repurchase Price or Change in Control Purchase Price of such Notes on the Optional Repurchase Date or Change in Control Purchase Date, as the case may be, then, on and after such date, such Notes shall cease to be Outstanding and interest on such Notes shall cease to accrue, and all other rights of the Holder shall terminate (other than the right to receive the Optional Repurchase Price or Change in Control Purchase Price upon delivery or transfer of the Notes).

6.	CONVERSION

The Notes shall be convertible into the consideration specified in the Indenture at such times, upon compliance with such conditions and upon the terms set forth in the Indenture.

The initial Conversion Rate shall be 20.3770 Common Shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances as specified in the Indenture. Notes tendered for conversion by a Holder after the close of business on any Regular Record Date for an interest payment and on or prior to the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the interest that such Holder is to receive on such Notes on such Interest Payment Date; provided, however, that no such payment shall be required (1) if such Notes have been called for redemption on a Redemption Date that is after such Regular Record Date and on or prior to such Interest Payment Date or (2) with respect to overdue interest, if any overdue interest exists at the time of conversion with respect to such Notes.

The Conversion Rate applicable to each Note a notice of conversion in respect of which is received by the Conversion Agent from and including the Effective Date of a Change in Control resulting from a transaction described in clauses (1) or (2) of the definition of Change in

Control up to and including the 30th Business Day following the Effective Date of such Change in Control shall be increased by the number of Additional Shares specified in the Indenture.

To convert this Note, the Holder must (a) complete and manually sign the irrevocable conversion notice set forth below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent at the office maintained by the Conversion Agent for such purpose, (b) if this Note is in certificated form, surrender such Note to the Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (d) pay any transfer or similar tax, if required. The date on which the Holder satisfies all such requirements shall be deemed to be the date on which this Note shall have been surrendered for conversion.

If the Holder has delivered an Optional Repurchase Notice or a Change in Control Purchase Notice requiring the Company to repurchase all or a portion of this Note pursuant to paragraph 5 hereof, then this Note (or portion hereof subject to such Optional Repurchase Notice or Change in Control Purchase Notice) may be converted only if the Optional Repurchase Notice or Change in Control Purchase Notice is withdrawn in accordance with the terms of the Indenture.

7.	RANKING

The Notes are senior unsecured obligations of the Company and shall rank pari passu in right of payment with all other senior unsecured senior indebtedness of the Company from time to time outstanding.

8.	DEFAULTED INTEREST

Except as otherwise specified herein or in the Indenture, any Defaulted Interest on this Note shall forthwith cease to be payable to the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company as provided for in Section 307 of the Indenture.

9.	DENOMINATIONS; TRANSFER; CONVERSION

This Note is issuable only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. This Note may be exchanged for a like aggregate principal amount of Notes of other authorized denominations at the office or agency of the Company in The City of New York, in the manner and subject to the limitations provided herein and in the Indenture, but without the payment of any charge except for any tax or other governmental charge imposed in connection therewith. Upon due presentment for registration of transfer of this Note at the office or agency of the Company in The City of New York, one or more new Notes of authorized denominations in an equal aggregate principal amount will be issued to the transferee in exchange therefor, and bearing such restrictive legends as may be required by the Indenture, but without payment of any charge except for any tax or other governmental charge imposed in connection therewith. In the event of any redemption in part, the Company shall not be required to: (i) issue or register the transfer or exchange of any Note during a period beginning at the opening of business 15 days before any selection of Notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of Notes to be so redeemed, or (ii) register the transfer or exchange of any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

10.	PERSONS DEEMED OWNERS

The Holder of this Note may be treated as the owner of this Note for all purposes, and neither the Company or the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary, except as required by law.

11.	ADDITIONAL RIGHTS OF HOLDERS

In addition to the rights provided to Holders of Notes under the Indenture, Holders shall have all the rights set forth in the Registration Rights Agreement, dated as of August 2, 2006, among the Company and the Initial Purchasers named therein.

12.	MODIFICATION AND AMENDMENT; WAIVER

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in the aggregate principal amount of all Outstanding Securities affected thereby (voting together as a single class). The Indenture also provides that certain amendments or modifications may not be made without the consent of each Holder to be affected thereby. Furthermore, provisions in the Indenture permit the Holders of a majority in the aggregate principal amount of the Outstanding Securities of any series, in certain instances, to waive, on behalf of all of the Holders of Securities of such series, certain past defaults under the Indenture and their consequences. Any such waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and other Notes issued upon the registration of transfer hereof or in exchange hereof, or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

13.	DEFAULTS AND REMEDIES

If an Event of Default occurs and is continuing, the Trustee, or the Holders of not less than 25% in aggregate principal amount of the Notes at the time Outstanding, may declare the principal amount and any accrued and unpaid interest, of all the Notes to be due and payable in the manner and with the effect provided in the Indenture. For Events of Default due to bankruptcy, insolvency, reorganization or the appointment of a receiver or liquidator, acceleration of maturity of the Notes is automatic.

Events of Default in respect of the Notes are set forth in Section 501 of the Indenture. Holders may not enforce the Indenture or the Notes except as provided in the Indenture.

14.	CONSOLIDATION, MERGER, AND SALE OF ASSETS

In the event of a consolidation or merger of the Company or a sale, lease or conveyance of all or substantially all of the assets of the Company, or if the Notes are exchangeable into the common stock or other securities of a third party, as described in ARTICLE EIGHT of the Indenture, the successor entity to the Company shall succeed to and be substituted for the Company and may exercise the rights and powers of the Company under the Indenture, and thereafter, except in the case of a lease, the Company shall be relieved of all obligations and covenants under the Indenture and the Notes.

15.	CERTAIN COVENANTS NOT TO APPLY

The Notes shall not be entitled to the benefits of the covenants set forth in Section 1004 and Section 1013 of the Indenture.

16.	TRUSTEE AND AGENT DEALINGS WITH THE COMPANY

The Trustee, Paying Agent, Conversion Agent and Securities Registrar under the Indenture, each in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Conversion Agent or Registrar.

17.	CALCULATIONS IN RESPECT OF THE NOTES

Except as otherwise specifically stated herein or in the Indenture, all calculations to be made in respect of the Notes shall be the obligation of the Company. All calculations made by the Company or its agent as contemplated pursuant to the terms hereof and of the Indenture shall be final and binding on the Company and the Holders absent manifest error. The Company shall provide a schedule of calculations to the Trustee, and the Trustee shall be entitled to rely upon the accuracy of the calculations by the Company without independent verification. The Trustee shall forward calculations made by the Company to any Holder of Notes upon written request.

18.	GOVERNING LAW

The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto_________________________________________________________________________.

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or Typewrite Name and Address
Including Postal Zip Code of Assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Company, with full power of substitution in the premises.

In connection with any transfer of the Note prior to the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision) (other than any transfer pursuant to a registration statement that has been declared effective under the Securities Act), the undersigned confirms that such Note is being transferred:

☐	To Weingarten Realty Investors or any of its subsidiaries; or

☐	To a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act of 1933, as amended; or

☐	Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended; or

☐	Pursuant to a registration statement which has been declared effective under the Securities Act of 1933, as amended, and which continues to be effective at the time of transfer.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof.

Dated:__________________________

Signature Guaranteed
NOTICE: Signature must be guaranteed by an eligible Guarantor Institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.
NOTICE: The signature to this Assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.

CONVERSION NOTICE

To convert this Note as provided in the Indenture, check the box: ڤ☐

To convert only part of this Note, state the principal amount to be converted (must be $1,000 or an integral multiple of $1,000): $____________.

If, in the event the Company delivers Net Shares and you want the stock certificate made out in another Person’s name, fill in the form below:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Your Signature:
Date:
(Sign exactly as your name appears on the other side of this Note)

[1] Signature guaranteed by:
By:

1 Signature must be guaranteed by an eligible Guarantor Institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.